Exhibit 99.1

American Financial Group, Inc. Announces Third Quarter Results

•	Net earnings per share of $2.26; includes ($0.24) per share of after-tax A&E reserve strengthening and $0.31 in after-tax realized gains on securities

•	Record third quarter core net operating earnings of $2.19 per share, an increase of 107% from the prior year period

•	Third quarter annualized ROE of 16.3%; annualized core operating ROE of 15.8%

•	Full year 2018 core net operating earnings guidance increased to $8.35 to $8.65 per share from $8.10—$8.60 per share

CINCINNATI – October 30, 2018 – American Financial Group, Inc. (NYSE: AFG) today reported 2018 third quarter net earnings attributable to shareholders of $204 million ($2.26 per share) compared to $11 million ($0.13 per share) for the 2017 third quarter. Net earnings for the quarter include after-tax charges of $21 million ($0.24 per share) to strengthen the Company’s asbestos and environmental (“A&E”) reserves, and $27 million ($0.31 per share) in after-tax realized gains on securities. Comparatively, net earnings in the 2017 third quarter included net after-tax non-core charges of $84 million ($0.93 per share). The change in the Federal corporate tax rate from 35% to 21%, enacted by the Tax Cuts and Jobs Act of 2017 and effective January 1, 2018, contributed to a lower effective tax rate in 2018 as compared to 2017. Details may be found in the table below. Book value per share was $57.90 per share at September 30, 2018. Annualized return on equity was 16.3% and 1.0% for the third quarters of 2018 and 2017, respectively.

Core net operating earnings were $198 million ($2.19 per share) for the 2018 third quarter, compared to $95 million ($1.06 per share) in the 2017 third quarter. The $2.19 per share represents a 107% increase over the prior year period, and establishes a new high for AFG third quarter core earnings per share. The increase was primarily the result of higher underwriting profit in our Specialty Property and Casualty (“P&C”) insurance operations, primarily the result of lower catastrophe losses than in the year-ago quarter, coupled with higher P&C net investment income, higher earnings in our Annuity Segment, and the benefit of a lower effective corporate income tax rate. Book value per share, excluding unrealized gains related to fixed maturities, was $57.22 at September 30, 2018. Core net operating earnings for the third quarters of 2018 and 2017 generated annualized core returns on equity of 15.8% and 8.1%, respectively.

AFG’s net earnings attributable to shareholders, determined in accordance with U.S. generally accepted accounting principles (GAAP), include certain items that may not be indicative of its ongoing core operations. The table below identifies such items and reconciles net earnings attributable to shareholders to core net operating earnings, a non-GAAP financial measure. AFG believes that its core net operating earnings provides management, financial analysts, ratings agencies and investors with an understanding of the results from the ongoing operations of the Company by excluding the impact of net realized gains and losses and other special items that are not necessarily indicative of operating trends. AFG’s management uses core net operating earnings to evaluate financial performance against historical results because it believes this provides a more comparable measure of its continuing business. Core net operating earnings is also used by AFG’s management as a basis for strategic planning and forecasting.

In millions, except per share amounts	Three months ended September 30,		Nine months ended September 30,
	2018	2017	2018	2017
Components of net earnings attributable to shareholders:
Core operating earnings before income taxes(a)	$237	$158	$733	$582
Pretax non-core items:
Realized gains (losses) on securities	34	(12)	(28)	(1)
Special A&E charges(b)	(27)	(113)	(27)	(113)
Loss on retirement of debt	—	(4)	—	(11)

Earnings before income taxes	244	29	678	457
Provision (credit) for income taxes:
Core operating earnings	40	63	138	189
Non-core items	1	(45)	(12)	(43)

Total provision (credit) for income taxes	41	18	126	146

Net earnings, including noncontrolling interests	203	11	552	311
Less net earnings attributable to noncontrolling interests:
Core operating earnings	(1)	—	(7)	2
Non-core items	—	—	—	—

Total net earnings attributable to noncontrolling interests	(1)	—	(7)	2

Net earnings attributable to shareholders	$204	$11	$559	$309

Net earnings:
Core net operating earnings(a)	198	$95	$602	$391
Non-core items	6	(84)	(43)	(82)

Net earnings attributable to shareholders	$204	$11	$559	$309

Components of Earnings Per Share:
Core net operating earnings	$2.19	$1.06	$6.65	$4.35
Non-core Items:
Realized gains (losses) on securities	0.31	(0.08)	(0.24)	(0.01)
Special A&E charges(b)	(0.24)	(0.82)	(0.24)	(0.82)
Loss on retirement of debt	—	(0.03)	—	(0.08)

Diluted Earnings Per Share	$2.26	$0.13	$6.17	$3.44

Footnotes (a) and (b) are contained in the accompanying Notes to Financial Schedules at the end of this release.

S. Craig Lindner and Carl H. Lindner III, AFG’s Co-Chief Executive Officers, issued this statement: “We are pleased to report record third quarter core net operating earnings, highlighting the value of our portfolio of diversified, specialty insurance operations. Our Specialty P&C and Annuity Segments both performed well in the quarter and benefited from exceptional investment results achieved by our in-house American Money Management team. AFG’s annualized core ROE was in excess of 15% in the third quarter of 2018.

“For the nine months ended September 30, 2018, AFG’s annualized growth in adjusted book value per share plus dividends was 15.6%. Excess capital was approximately $865 million (including parent company cash of approximately $250 million) at September 30, 2018. Our excess capital will be deployed into AFG’s core businesses as we identify potential for healthy, profitable organic growth, and opportunities to expand our specialty niche businesses through acquisitions and start-ups that meet our target return thresholds. In addition, returning capital to shareholders in the form of regular and special cash dividends and opportunistic share repurchases are also an important and effective component of our capital management strategy. We will evaluate our excess capital position again before the end of the year, and note that the special cash dividend paid in May 2018 does not preclude our consideration of an additional special dividend in 2018.

“Based on results for the first nine months of 2018, we now expect AFG’s core net operating earnings in 2018 to be in the range of $8.35 to $8.65 per share, an increase from the range of $8.10 to $8.60 announced previously. This revised range gives effect to our results of operations through the first nine months of 2018, as well as our expectations for fourth quarter catastrophe losses, including Hurricane Michael. Our core earnings per share guidance excludes non-core items such as realized gains and losses, as well as other significant items that are not able to be estimated with reasonable precision, or that may not be indicative of ongoing operations.”

Specialty Property and Casualty Insurance Operations

Core operating earnings before income taxes in AFG’s P&C insurance Segment were $158 million in the third quarter of 2018, compared to $95 million in the prior year period, an increase of $63 million, or 66%. Significantly higher P&C underwriting profit, principally due to lower year-over-year catastrophe losses, and higher P&C net investment income, primarily the result of higher earnings on limited partnerships and similar investments, both contributed to the year-over-year improvement. The strong performance of these investments should not necessarily be expected to repeat in future periods.

The Specialty P&C insurance operations generated an underwriting profit of $55 million in the 2018 third quarter, compared to $9 million in the third quarter of 2017. Higher year-over-year underwriting profits in our Specialty Casualty and Specialty Financial Groups were partially offset by lower underwriting profit in our Property and Transportation Group. Pretax losses from Hurricane Florence, net of reinsurance and inclusive of reinstatement premiums, were $27 million. The third quarter 2018 combined ratio of 95.7% was 3.6 points lower than the 99.3% reported in the comparable prior year period, and includes 2.6 points in catastrophe losses. By comparison, catastrophe losses in the third quarter of 2017 added 8.4 points. Third quarter 2018 results include 3.7 points of favorable prior year reserve development, compared to 2.9 points in the comparable prior year period.

Gross written premiums were flat and net written premiums were up 2% for the third quarter of 2018, when compared to the same period in 2017. Gross and net written premiums increased 2% and 5%, respectively, excluding the impact of the timing of the renewal of two large accounts in our Property and Transportation Group, as discussed below. Average renewal pricing across the entire P&C Group was up approximately 2% for the quarter. Excluding our workers’ compensation business, renewal pricing was up approximately 3%. Further details about AFG’s Specialty P&C operations may be found in the accompanying schedules.

The Property and Transportation Group reported break-even underwriting results in the third quarter of 2018, compared to an underwriting profit of $6 million in the third quarter of 2017. Improved underwriting results in our ocean marine operations and higher underwriting profit in National Interstate were offset by lower accident year profitability in several other businesses in this group. Overall results include 0.8 points of favorable prior year reserve development in the third quarter of 2018, compared to 1.5 points in the year-ago period. Catastrophe losses for this group were $13 million in the third quarter of 2018, compared to $25 million in the comparable prior year period.

Gross and net written premiums for the third quarter of 2018 were 11% and 10% lower, respectively, than the comparable 2017 period. The decrease was largely the result of a change in the timing of renewal of two large accounts in one of our transportation businesses from the third to fourth quarter, as well as lower year-over-year premiums in our crop insurance business, as we expected. Gross and net written premium in the other businesses in this group for the third quarter grew by 6% and 4%, respectively, year-over-year. Overall renewal rates in this group increased 3% on average for the third quarter of 2018.

The Specialty Casualty Group reported a 2018 third quarter underwriting profit of $49 million, compared to $2 million in the third quarter of 2017. The year-over-year improvement was primarily attributable to lower third quarter 2018 catastrophe losses within Neon, as well as higher underwriting profit in our executive liability business. Catastrophe losses for this group were $12 million and $56 million in the third quarters of 2018 and 2017, respectively.

Gross and net written premiums increased 12% and 11%, respectively, for the third quarter of 2018 when compared to the same prior year period. Growth within Neon was the primary driver of the higher premiums. To a lesser extent, our workers’ compensation and excess and surplus lines businesses also reported higher year-over-year premiums. Renewal pricing for this group was up approximately 1% in the third quarter. Excluding our workers’ compensation businesses, renewal rates in this group were up approximately 2%.

The Specialty Financial Group reported an underwriting profit of $9 million in the third quarter of 2018, compared to an underwriting loss of $3 million in the third quarter of 2017. Lower year-over-year catastrophe losses in the lender-placed mortgage property book within our financial institutions business and higher underwriting profitability in our surety business were the primary drivers of this growth. Catastrophe losses for this group were $13 million and $31 million in the third quarters of 2018 and 2017, respectively.

Gross and net written premiums increased by 8% and 2%, respectively, in the 2018 third quarter when compared to the same 2017 period, primarily as a result of higher premiums in our financial institutions business. Renewal pricing in this group increased by 6% for the quarter.

Carl Lindner III stated, “Our Specialty P&C underwriting margin was very good in the quarter, and losses from Hurricane Florence were manageable. I’m particularly pleased that renewal pricing for our Specialty P&C Group overall was at its highest level in 17 quarters, and we continue to be on target to meet our expectations for growth for the year. We have updated our 2018 P&C net written premium and combined ratio guidance based on results through the first nine months of 2018, with consideration to fourth quarter catastrophe estimates related to Hurricane Michael. We now estimate growth in net written premium to be in the range of 5% to 7%, narrowed slightly from the range of 4% to 8% estimated previously. We have also updated guidance for our overall 2018 calendar year combined ratio to be in the range of 93% to 94%, up slightly from our previous estimate of 92% to 94%.”

Further details about AFG’s Specialty P&C operations may be found in the accompanying schedules and in our Quarterly Investor Supplement, which is posted on our website.

Annuity Segment

As shown in the following table, AFG’s Annuity Segment reported $117 million in pretax earnings in the third quarter of 2018, a 15% increase over the $102 million reported in the third quarter of 2017.

Components of Annuity Earnings Before Income Taxes Dollars in millions	Three months ended September 30,		Pct. Change	Nine months ended September 30,		Pct. Change
	2018	2017		2018	2017
Annuity earnings before impact of fair value accounting for FIAs and unlocking	$119	$106	12%	$354	$305	16%
Impact of fair value accounting for FIAs	(2)	(4)	nm	14	(22)	nm
Unlocking	—	—	nm	(27)	—	nm

Pretax annuity earnings	$117	$102	15%	$341	$283	20%

Annuity Earnings Before Fair Value Accounting for FIAs – Annuity earnings before fair value accounting for fixed-indexed annuities (FIAs) were $119 million in the third quarter of 2018, a 12% increase over the $106 million reported in the third quarter of 2017. AFG’s quarterly average annuity investments and reserves grew approximately 10% year-over-year. In addition, as shown in AFG’s Quarterly Investor Supplement, AFG’s Annuity Segment results were favorably impacted by exceptionally high returns on certain investments required to be marked to market (including very strong earnings from limited partnerships and similar investments); these high returns should not necessarily be expected to repeat in future periods. The benefit of these items was partially offset by the runoff of higher-yielding investments.

Impact of Fair Value Accounting for FIAs – Under GAAP, a portion of the reserves for FIAs ($3.1 billion and $2.3 billion at September 30, 2018 and 2017, respectively) is considered an embedded derivative and is recorded at fair value based on the estimated present value of certain expected future cash flows. Assumptions used in calculating this fair value amount include projected interest rates, option costs, surrenders, withdrawals and mortality. Variances from these assumptions, as well as changes in the stock market, will generally result in a change in fair value. Some of these adjustments are not economic in nature for the current reporting period, but rather impact the timing of reported results. The components of this impact were as follows (in millions):

Components of Impact of Fair Value Accounting for FIAs
In millions	Three months ended September 30,		Nine months ended September 30,
	2018	2017	2018	2017
Interest accreted on embedded derivative	$(10)	$(4)	$(25)	$(11)
Increase in stock market	12	6	16	20
Higher (lower) than expected change in interest rates	(2)	(10)	37	(38)
Renewal option costs lower (higher) than expected	—	1	(7)	4
Other changes in fair value	(2)	3	(7)	3

Total impact of FV accounting for FIAs	$(2)	$(4)	$14	$(22)

The impact of fair value accounting for FIAs includes an ongoing expense for annuity interest accreted on the FIA embedded derivative reserve. The amount of interest accreted in any period is generally based on the size of the embedded derivative and current interest rates. We expect both the size of the embedded derivative and interest rates to rise, resulting in continued increases in interest on the embedded derivative liability.

In the third quarter of 2018, the stock market increased 7%; this increase exceeded our expectation of a 1% increase and resulted in a significant favorable impact of $12 million for the quarter, as shown in the table above.

For additional analysis of fair value accounting, see our Quarterly Investor Supplement, which is posted on AFG’s website.

Annuity Premiums – AFG’s Annuity Segment reported statutory premiums of $1.38 billion in the third quarter of 2018, compared to $876 million in the third quarter of 2017, an increase of 57%. Sales of traditional fixed and indexed annuities in 2018 by AFG and the industry continue to significantly outpace sales in 2017.

Craig Lindner stated, “We are pleased with our premium growth and we continue to earn our targeted returns despite a competitive market. While we have seen third quarter sales growth in all of our channels, production in our retail and broker-dealer markets continues to be particularly strong due to the launch of several new products and our efforts to expand our penetration of these markets. In addition, in 2017 the annuity industry faced uncertainty related to the proposed Department of Labor Rule, which was vacated in 2018.

“Furthermore, interest rates fell in 2017. As a result, AFG implemented several decreases in crediting rates in 2017 in order to maintain appropriate returns on new sales; this resulted in a negative impact on premiums in the second half of 2017. Conversely, rising interest rates in 2018, as well as the favorable impact of tax reform, allowed us to selectively raise crediting rates on new business this year. Based on our sales year-to-date, we now expect that our 2018 full year annuity premiums will be up approximately 17% to 20% over the $4.3 billion reported in 2017.”

Outlook – Pretax Annuity Earnings – Due to significantly stronger than expected earnings in the third quarter of 2018, we are increasing our guidance for Annuity earnings before the impact of fair value accounting for FIAs and unlocking. We now estimate that these earnings will be in the range of $440 million to $450 million, compared to our previous guidance of $430 million to $450 million.

However, as a result of the decrease of 9% in the S&P 500 since September 30, 2018, we now estimate that pretax Annuity earnings (including fair value accounting and the second quarter unlocking charge) will be in the range of $385 million to $425 million, which is lower than our most recent guidance, but equal to our original 2018 guidance. This guidance indicates fourth quarter earnings between $44 and $84 million. This range is significantly lower than recent quarterly results for two primary reasons. First, and primarily, interest rates and the stock market can have significant positive or negative impacts on the Annuity Segment’s results. Due to increases in the stock market and interest rates in the first nine months of 2018, the impact of fair value accounting has generally been positive, resulting in a total of $14 million of earnings in the first nine months of 2018. However, as mentioned above, the stock market has decreased significantly to date in the fourth quarter. This decrease (assuming no recovery in the stock markets before year-end) will have a negative impact on AFG’s earnings; this negative impact is included in our updated guidance above.

Second, and to a lesser extent, as can be seen in our Investor Supplement, income from the Annuity Segment’s equity in investees (primarily limited partnerships) were $25 million in the third quarter of 2018 and $77 million in the first nine months of 2018, reflecting year-to-date returns of approximately 15%. We are not forecasting such high returns to continue in the fourth quarter of 2018.

These earnings expectations do not reflect any potential earnings impact from our annual fourth quarter review (“unlocking”) of the major actuarial assumptions in our fixed annuity business.

More information about premiums and the results of operations for our Annuity Segment may also be found in our Quarterly Investor Supplement.

A&E Reserves

During the third quarter of 2018, AFG completed an in-depth comprehensive internal review of its asbestos and environmental exposures relating to the run-off operations of its P&C Group and its exposures related to former railroad and manufacturing operations and sites. This year’s internal review resulted in non-core after-tax special charges of $21 million ($27 million pretax) to increase AFG’s A&E reserves.

The P&C Group’s asbestos reserves were increased by $6 million (net of reinsurance) and its environmental reserves were increased by $12 million (net of reinsurance). At September 30, 2018, the P&C Group’s insurance reserves include A&E reserves of $398 million, net of reinsurance recoverables. At September 30, 2018, the property and casualty insurance segment’s three-year survival ratios were 19.0 times paid losses for asbestos reserves, 11.4 times paid losses for environmental reserves and 15.0 times paid losses for total A&E reserves. These ratios compare favorably with industry data compiled by S&P Global Market Intelligence as of December 31, 2017, which indicate that industry survival ratios were 6.7 for asbestos, 6.7 for environmental, and 6.7 for total A&E reserves.

In addition, the 2018 internal review encompassed reserves for asbestos and environmental exposures of our former railroad and manufacturing operations. As a result of the review, AFG increased its reserve for environmental exposures by $9 million, due primarily to relatively small movements across several sites that primarily reflect changes in the scope and costs of investigation.

Investments

Effective January 1, 2018, AFG adopted ASU 2016-01, which requires that all equity securities previously classified as “available for sale” be reported at fair value, with holding gains and losses recognized in net earnings, instead of accumulated other comprehensive income (AOCI). AFG recorded third quarter 2018 net realized gains on securities of $27 million ($0.31 per share) after tax and after deferred acquisition costs (DAC), which included $20 million ($0.22 per share) in after-tax, after-DAC net gains to adjust equity securities that the Company continued to own, to fair value. By comparison, AFG recorded net realized losses on securities of $8 million in the comparable 2017 period. The impact to our income statement will vary depending upon the level of volatility in the performance of the securities held in our equity portfolio and the overall market.

Unrealized gains on fixed maturities were $93 million, after tax, after DAC at September 30, 2018, a decrease of $526 million since year-end. Our portfolio continues to be high quality, with 90% of our fixed maturity portfolio rated investment grade and 98% with a National Association of Insurance Commissioners’ designation of NAIC 1 or 2, its highest two categories.

For the nine months ended September 30, 2018, P&C net investment income was approximately 17% higher than the comparable 2017 period, and included unusually high returns of approximately 15% on certain private equity and limited partnership investments.

More information about the components of our investment portfolio may be found in our Quarterly Investor Supplement, which is posted on our website.

About American Financial Group, Inc.

American Financial Group is an insurance holding company, based in Cincinnati, Ohio with assets over $60 billion. Through the operations of Great American Insurance Group, AFG is engaged primarily in property and casualty insurance, focusing on specialized commercial products for businesses, and in the sale of traditional fixed, fixed-indexed and variable-indexed annuities in the retail, financial institutions, broker-dealer and registered investment advisor markets. Great American Insurance Group’s roots go back to 1872 with the founding of its flagship company, Great American Insurance Company.

Forward Looking Statements

This press release contains certain statements that may be deemed to be “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements in this press release not dealing with historical results are forward-looking and are based on estimates, assumptions and projections. Examples of such forward-looking statements include statements relating to: the Company’s expectations concerning market and other conditions and their effect on future premiums, revenues, earnings, investment activities and the amount and timing of share repurchases; recoverability of asset values; expected losses and the adequacy of reserves for asbestos, environmental pollution and mass tort claims; rate changes; and improved loss experience.

Actual results and/or financial condition could differ materially from those contained in or implied by such forward-looking statements for a variety of reasons including, but not limited to: changes in financial, political and economic conditions, including changes in interest and inflation rates, currency fluctuations and extended economic recessions or expansions in the U.S. and/or abroad; performance of securities markets, including the cost of equity index options; new legislation or declines in credit quality or credit ratings that could have a material impact on the valuation of securities in AFG’s investment portfolio; the availability of capital; regulatory actions (including changes in statutory accounting rules); changes in the legal environment affecting AFG or its customers; tax law and accounting changes, including the impact of recent changes in U.S. corporate tax law; levels of natural catastrophes and severe weather, terrorist activities (including any nuclear, biological, chemical or radiological events), incidents of war or losses resulting from civil unrest and other major losses; disruption caused by cyber-attacks or other technology breaches or failures by AFG or its business partners and service providers, which could negatively impact AFG’s business and/or expose AFG to litigation; development of insurance loss reserves and establishment of other reserves, particularly with respect to amounts associated with asbestos and environmental claims; availability of reinsurance and ability of reinsurers to pay their obligations; trends in persistency and mortality; competitive pressures; the ability to obtain adequate rates and policy terms; changes in AFG’s credit ratings or the financial strength ratings assigned by major ratings agencies to AFG’s operating subsidiaries; the impact of the conditions in the international financial markets and the global economy (including those associated with the United Kingdom’s expected withdrawal from the European Union, or “Brexit”) relating to AFG’s international operations; and other factors identified in AFG’s filings with the Securities and Exchange Commission.

The forward-looking statements herein are made only as of the date of this press release. The Company assumes no obligation to publicly update any forward-looking statements.

Conference Call

The Company will hold a conference call to discuss 2018 third quarter results at 11:30 a.m. (ET) tomorrow, Wednesday, October 31, 2018. Toll-free telephone access will be available by dialing 1-877-459-8719 (international dial-in 424-276-6843). The conference ID for the live call is 9653668. Please dial in five to ten minutes prior to the scheduled start time of the call.

A replay will be available two hours following the completion of the call and will remain available until 11:59 p.m. (ET) on November 7, 2018. To listen to the replay, dial 1-855-859-2056 (international dial-in 404-537-3406) and provide the conference ID 9653668.

The conference call and accompanying webcast slides will also be broadcast live over the Internet. To access the event, click the following link: https://www.afginc.com/news-and-events/event-calendar. Alternatively, you can choose Events from the Investor Relations page at www.AFGinc.com.

An archived webcast will be available immediately after the call via the same link on our website until November 7, 2018 at 11:59 p.m. (ET). An archived audio MP3 file will be available within 24 hours of the call.

Contact:

Diane P. Weidner, IRC

Asst. Vice President – Investor Relations

(513) 369-5713

Websites:

www.AFGinc.com

www.GreatAmericanInsuranceGroup.com

# # #

(Financial summaries follow)

This earnings release and AFG’s Quarterly Investor Supplement are available in the Investor Relations section of AFG’s website: www.AFGinc.com.

AFG18-18

AMERICAN FINANCIAL GROUP, INC. AND SUBSIDIARIES

SUMMARY OF EARNINGS AND SELECTED BALANCE SHEET DATA

(In Millions, Except Per Share Data)

	Three months ended September 30,		Nine months ended September 30,
	2018	2017	2018	2017
Revenues
P&C insurance net earned premiums	$1,327	$1,267	$3,595	$3,354
Life, accident & health net earned premiums	6	6	18	17
Net investment income	527	471	1,552	1,366
Realized gains (losses) on securities	34	(12)	(28)	(1)
Income (loss) of managed investment entities:
Investment income	65	54	187	155
Gain (loss) on change in fair value of assets/liabilities	(5)	1	(10)	12
Other income	54	48	146	154

Total revenues	2,008	1,835	5,460	5,057
Costs and expenses
P&C insurance losses & expenses	1,296	1,352	3,411	3,301
Annuity, life, accident & health benefits & expenses	303	276	899	812
Interest charges on borrowed money	15	21	46	65
Expenses of managed investment entities	52	45	154	137
Other expenses	98	112	272	285

Total costs and expenses	1,764	1,806	4,782	4,600

Earnings before income taxes	244	29	678	457
Provision for income taxes(c)	41	18	126	146

Net earnings including noncontrolling interests	203	11	552	311
Less: Net earnings (losses) attributable to noncontrolling interests	(1)	—	(7)	2

Net earnings attributable to shareholders	$204	$11	$559	$309

Diluted Earnings per Common Share	$2.26	$0.13	$6.17	$3.44

Average number of diluted shares	90.7	90.0	90.6	89.7

Selected Balance Sheet Data:	September 30, 2018	December 31, 2017
Total cash and investments	$47,841	$46,048
Long-term debt	$1,302	$1,301
Shareholders’ equity(d)	$5,164	$5,330
Shareholders’ equity (excluding unrealized gains/losses related to fixed maturities)(d)	$5,103	$4,724
Book value per share	$57.90	$60.38
Book value per share (excluding unrealized gains/losses related to fixed maturities)	$57.22	$53.51
Common Shares Outstanding	89.2	88.3

Footnotes (c) and (d) are contained in the accompanying Notes to Financial Schedules at the end of this release.

AMERICAN FINANCIAL GROUP, INC.

SPECIALTY P&C OPERATIONS

(Dollars in Millions)

	Three months ended September 30,		Pct. Change	Nine months ended September 30,		Pct. Change
	2018	2017		2018	2017
Gross written premiums	$2,104	$2,104	—%	$5,227	$4,931	6%

Net written premiums	$1.456	$1,433	2%	$3,815	$3,590	6%

Ratios (GAAP):
Loss & LAE ratio	64.3%	71.4%		60.8%	64.0%
Underwriting expense ratio	31.4%	27.9%		33.0%	31.2%

Specialty Combined Ratio	95.7%	99.3%		93.8%	95.2%

Combined Ratio – P&C Segment	97.2%	106.4%		94.4%	97.9%

Supplemental Information:(e)
Gross Written Premiums:
Property & Transportation	$953	$1,073	(11%)	$1,994	$2,062	(3%)
Specialty Casualty	956	850	12%	2,667	2,350	13%
Specialty Financial	195	181	8%	566	519	9%

	$2,104	$2,104	—%	$5,227	$4,931	6%

Net Written Premiums:
Property & Transportation	$560	$624	(10%)	$1,306	$1,341	(3%)
Specialty Casualty	695	624	11%	1,928	1,725	12%
Specialty Financial	153	150	2%	460	440	5%
Other	48	35	37%	121	84	44%

	$1,456	$1,433	2%	$3,815	$3,590	6%

Combined Ratio (GAAP):
Property & Transportation	100.0%	98.9%		95.5%	94.3%
Specialty Casualty	92.1%	99.5%		93.3%	97.1%
Specialty Financial	94.4%	102.2%		90.0%	90.4%
Aggregate Specialty Group	95.7%	99.3%		93.8%	95.2%

	Three months ended September 30,			Nine months ended September 30,
	2018		2017	2018		2017
Reserve Development (Favorable)/Adverse:
Property & Transportation	$(4)		$(8)	$(43)		$(36)
Specialty Casualty	(37)		(23)	(87)		(34)
Specialty Financial	(8)		(5)	(19)		(22)
Other Specialty	—		(2)	(2)		2

Specialty Group Excluding A&E Charges	(49)		(38)	(151)		(90)
Special A&E Reserve Charge - P&C Run-off	18		89	18		89
Other	—		1	2		3

Total Reserve Development	$(31)		$52	$(131)		$2

Points on Combined Ratio:
Property & Transportation	(0.8)		(1.5)	(3.5)		(3.0)
Specialty Casualty	(6.0)		(4.0)	(4.8)		(2.1)
Specialty Financial	(5.1)		(3.1)	(4.1)		(5.0)
Aggregate Specialty Group Total P&C Segment	(3.7 (2.2	) )	(2.9 4.2)	(4.3 (3.7	) )	(2.6 0.1)

Footnote (e) is contained in the accompanying Notes to Financial Schedules at the end of this release.

AMERICAN FINANCIAL GROUP, INC.

ANNUITY SEGMENT

(Dollars in Millions)

Components of Statutory Premiums

	Three months ended September 30,		Pct. Change	Nine months ended September 30,		Pct. Change
	2018	2017		2018	2017
Annuity Premiums:
Financial Institutions	$574	$442	30%	$1,671	$1,906	(12%)
Retail	371	237	57%	1,086	806	35%
Broker-Dealer	325	149	118%	946	565	67%
Pension Risk Transfer (PRT)	56	—	nm	57	—	nm
Education Market	46	41	12%	146	133	10%
Variable Annuities	6	7	nm	19	22	nm

Total Annuity Premiums	$1,378	$876	57%	$3,925	$3,432	14%

Components of Annuity Earnings Before Income Taxes

	Three months ended September 30,		Pct. Change	Nine months ended September 30,		Pct. Change
	2018	2017		2018	2017
Revenues:
Net investment income	$413	$375	10%	$1,219	$1,082	13%
Other income	27	26	4%	80	79	1%

Total revenues	440	401	10%	1,299	1,161	12%
Costs and Expenses:
Annuity benefits	222	215	3%	664	635	5%
Acquisition expenses	69	54	28%	199	153	30%
Other expenses	32	30	7%	95	90	6%

Total costs and expenses	323	299	8%	958	878	9%

Annuity earnings before income taxes	$117	$102	15%	$341	$283	20%

Supplemental Annuity Information

	Three months ended September 30,		Nine months ended September 30,
	2018	2017	2018	2017
Net interest spread*	2.67%	2.69%	2.74%	2.63%
Net spread earned before impact of fair value accounting for FIAs and unlocking*	1.37%	1.36%	1.41%	1.32%
Impact of fair value accounting for FIAs	(0.02%)	(0.05%)	0.05%	(0.09%)
Unlocking	—%	—%	(0.11%)	—%

Net spread earned after impact of fair value accounting for FIAs and unlocking*	1.35%	1.31%	1.35%	1.23%

*	Excludes fixed annuity portion of variable annuity business

AMERICAN FINANCIAL GROUP, INC.

Notes to Financial Schedules

a)	Components of core net operating earnings (in millions):

	Three months ended September 30,		Nine months ended September 30,
	2018	2017	2018	2017
Core Operating Earnings before Income Taxes:
P&C insurance segment	$158	$95	$526	$427
Annuity segment, before fair value accounting for FIAs and unlocking	119	106	354	305
Impact of fair value accounting for FIAs	(2)	(4)	14	(22)
Annuity unlocking	—	—	(27)	—
Interest & other corporate expenses*	(37)	(39)	(127)	(130)

Core operating earnings before income taxes	238	158	740	580
Related income taxes	40	63	138	189

Core net operating earnings	$198	$95	$602	$391

*	Other Corporate Expenses includes income and expenses associated with AFG‘s run-off businesses.

b)	Reflects the following effects of special A&E charges during the third quarter and first nine months of 2018 and 2017 (dollars in millions, except per share amounts):

	Pretax		After-tax		EPS
	2018	2017	2018	2017	2018	2017
A&E Charges:
P&C insurance run-off operations
Asbestos	$6	$53	$5	$34
Environmental	12	36	9	24
	$18	$89	$14	$58	$0.16	$0.64
Former railroad & manufacturing operations
Asbestos	$—	$4	$—	$3
Environmental	9	20	7	13
	$9	$24	$7	$16	$0.08	$0.18
Total A&E	$27	$113	$21	$74	$0.24	$0.82

c)	The following table details the drivers of AFG’s effective tax rate on GAAP earnings before income taxes as compared to the statutory tax rate:

	Three months ended September 30,		Nine months ended September 30,
	2018	2017	2018	2017
Statutory tax rate	21%	35%	21%	35%
Tax exempt interest	(1%)	(17%)	(1%)	(4%)
Dividends received deduction	—	(7%)	—	(1%)
Nondeductible expenses	—	7%	1%	1%
Stock-based compensation	—	(3%)	(1%)	(3%)
Foreign Operations	—	3%	—	2%
Change in valuation allowance	—	55%	—	4%
Adjustment to prior years	(4%)	(7%)	(1%)	(1%)
Other	1%	(4%)	—	(1%)

Effective tax rate	17%	62%	19%	32%

d)

Shareholders’ Equity at September 30, 2018 includes $93 million ($1.04 per share) in unrealized after-tax gains on fixed maturities and $32 million ($0.36 per share) in unrealized after-tax losses on fixed maturity-related cash flow hedges. Shareholders’ Equity at December 31, 2017 includes $619 million ($7.01 per share) in unrealized after-tax gains on fixed maturities and $13 million ($0.14 per share) in unrealized after-tax losses on fixed maturity-related cash flow hedges.

e)	Supplemental Notes:

•

Property & Transportation includes primarily physical damage and liability coverage for buses, trucks and recreational vehicles, inland and ocean marine, agricultural-related products and other property coverages.

•

Specialty Casualty includes primarily excess and surplus, general liability, executive liability, professional liability, umbrella and excess liability, specialty coverages in targeted markets, customized programs for small to mid-sized businesses and workers’ compensation insurance.

•

Specialty Financial includes risk management insurance programs for lending and leasing institutions (including equipment leasing and collateral and lender-placed mortgage property insurance), surety and fidelity products and trade credit insurance.

•	Other includes an internal reinsurance facility.